Exhibit 10.2

Innovative Photovoltaic
Manufacturing Solutions

May 25, 2011

Mr. Robert E. Switz

1107 East Saguaro Canyon Trail

Scottsdale, AZ 85255

Dear Bob:

On behalf of GT Solar International, Inc. (“GT Solar”), I wish to convey our appreciation for your decision to join the Board of Directors of GT Solar.  We are very excited about our growth opportunities, and are pleased that you have decided to help us reach our objectives.

According to its bylaws, the business and affairs of GT Solar shall be managed by or under the direction of the Board of Directors.  Our bylaws also state that Directors shall be elected annually and shall hold office until the next annual meeting.

The Board of Directors will meet on a regular basis, approximately four times each year, in addition to the Annual Meeting.  Special meetings may be called periodically by the Chairman of the Board or the President and CEO of GT Solar, Thomas Gutierrez. A list of scheduled Board and Committee meetings through calendar 2012 is attached as Exhibit A.

Your compensation as a director will be $40,000 per year, payable quarterly in advance.  In addition, you shall be eligible for additional fees in conjunction with your service on committees of the Board of Directors.   A fee schedule outlining the fees for service on the Board and its various committees is attached as Exhibit B.  You shall also be eligible for reimbursement for reasonable and customary food, travel and lodging expenses incurred by you in connection with your service as a member of the Board.

As part of your Board membership, you will receive an initial award of restricted stock units with a value of $120,000 based on the closing price of  GT Solar common stock on June 1, 2011, one-third of which will vest on each of the first, second and third anniversary of the grant. However, the restricted stock units shall vest for only so long as you serve as a member of the Board.

In addition, you will receive an annual restricted stock unit award valued at $120,000 on the date of the 2011 Annual Meeting of Stockholders (scheduled to be held August 24, 2011), all of which will vest on the earlier of (i) one day prior to the next annual meeting of shareholders, and (ii) the first anniversary of the grant.

Finally, any grants to you shall be subject to the terms of a Restricted Stock Unit Agreement which shall be furnished upon issuance of the grant, which include change in control provisions as outlined in the respective forms of agreement.

In addition, the company will provide you the customary indemnification under its charter and under a separate indemnification agreement.

We are truly excited about the prospect of your joining our Board.  Please confirm your acceptance by executing the enclosed copies of this letter, and returning via scan/email one copy to GT Solar, attention Hoil Kim (hoil.kim@gtsolar.com).  As always, please feel free to contact me should you wish to discuss any aspect of your service on GT Solar’s Board of Directors.

Sincerely,

/s/Matthew E. Massengill
Matthew E. Massengill
Chairman

cc: Hoil Kim

Accepted:

/s/ Robert E. Switz
Robert E. Switz

Date: June 1, 2011